UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

March 9, 2006

COLGATE-PALMOLIVE COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-644-2	13-1815595
(Commission File Number)	(IRS Employer Identification No.)

300 Park Avenue, New York, NY	10022
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code (212) 310-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

         ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

This Form 8-K describes certain ordinary course actions taken at the March 9, 2006 meeting of the Personnel & Organization Committee (the “P&O Committee”) of the Board of Directors of Colgate-Palmolive Company (the “Company”) with regard to the compensation of the Company’s executive officers.

The P&O Committee established performance measures for the Company’s executive officers for (i) annual bonus awards for 2006 and (ii) long-term restricted stock awards for the 2006 through 2008 measurement period. These awards are made under the Company’s Executive Incentive Compensation Plan (the “EICP Plan”), which was approved by the Company’s stockholders on May 5, 1999 and May 7, 2004 and is filed as Appendix D to the Company’s 2004 Proxy Statement. Consistent with past practice, as described most recently in the P&O Committee Report on Executive Compensation included in the Company’s 2005 Proxy Statement, the P&O Committee established an earnings-per-share goal for the 2006 annual bonus awards and compounded annual net sales and earnings-per-share growth targets for long-term restricted stock awards for the 2006 through 2008 measurement period.

The P&O Committee also reviewed the base salaries of the executive officers. Current salaries of those who are expected to be Named Executive Officers in the Company’s 2006 Proxy Statement are as follows: Reuben Mark, Chairman and Chief Executive Officer, $1,817,000; Ian M. Cook, President and Chief Operating Officer, $880,000; Javier Teruel, Vice Chairman, $880,000; Michael J. Tangney, Executive Vice President and President -- Latin America, $706,000 and Stephen C. Patrick, Chief Financial Officer, $650,000. The P&O Committee, together with the Company’s other independent directors, approved a salary of $1,890,000, a 4% increase, for Mr. Mark to be effective in April 2006.

Salary increases for other executive officers may also be approved during 2006. The amount of any such salary increases will be based on one or more of the following factors, as applicable: (i) individual performance; (ii) business unit performance; (iii) assumption of new responsibilities; (iv) the Company’s annual salary budget guidelines; (v) other performance measures, such as improvements in customer service, faster product development, market share improvements, geographic expansion and productivity increases; and (vi) competitive data. During the past two years, the annual salary increase for the Chairman and Chief Executive Officer has been 4% and annual increases for the other Named Executive Officers have ranged from 3.1% to 10%.

Item 8.01.     Other Events.

On March 9, 2006, the Company’s Board of Directors authorized a new share repurchase program that replaces, as of the close of business on March 9, 2006, the share repurchase program announced in October 2004 which was scheduled to expire at the end of March. The new repurchase program authorizes the repurchase of up to 30 million shares of the Company’s common stock. As of February 28, 2006, the Company had approximately 515 million shares of common stock outstanding. The shares will be repurchased from time to time in open market transactions or privately negotiated transactions at the Company’s discretion, subject to market conditions and other factors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2006	COLGATE-PALMOLIVE COMPANY

By: /s/ Stephen C. Patrick
Name: Stephen C. Patrick
Title: Chief Financial Officer